Exhibit 10(s)
THIS AGREEMENT made as of this 20th day of February, 2007.
BETWEEN:
POTASH CORPORATION OF SASKATCHEWAN INC.,
a corporation organized under the laws of the Canada
(hereinafter called “PCS Inc”)
- AND -
William J. Doyle
of Northbrook, Illinois, an executive of the
Corporation
(hereinafter called the “Executive”)
WHEREAS the Executive is in the employ of PCS Inc. or one of its direct or indirect subsidiaries (hereinafter collectively the “Corporation”) and renders valuable service to the Corporation;
AND WHEREAS the Executive is a member of the Pension Plan;
AND WHEREAS the Corporation desires to recognize the value of the Executive’s service and to secure his continued employment;
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Executive and the Corporation covenant and agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the terms “Continuous Service”, and “Spouse” shall have the meanings given those terms in the PCS Inc. Pension Plan from time to time.

The term “Earnings” shall mean the Executive’s annual base pay plus:
(a)	100% of all bonuses paid or payable to the Executive in a calendar year pursuant to the Corporation’s annual incentive plan or any similar plan substituted therefore; and

(b)	any other payment made in a given year to the Executive which payment is specifically designated to be included in Earnings by the Compensation Committee of the Board of Directors of the Corporation.
For purposes of calculating benefits payable under this Agreement, the amended definition of “Earnings” as set forth above shall be applied retroactively to the date of implementation of the original (1991) Agreement. To the extent that any prior Agreement, or any amendment to such an Agreement (including, but not limited to, the May 16, 2000 letter from Mr. John Hampton and your acceptance thereof) provides for an alternate definition of Earnings, such alternate definition shall no longer be controlling, and shall be replaced and superseded by the definition described above.

For purposes of this Agreement, the term “Pension Plan” means the PCS Inc. Pension Plan, the PCS U.S. Employees’ Savings Plan, and any prior or alternate plans from which the Executive is entitled to benefits by reason of his service with the Corporation.

2.	QUALIFICATION FOR PENSION PLAN SUPPLEMENT

To qualify for the supplemental retirement benefits described in this Agreement, the Executive shall:
(a)	remain in the continuous service of the Corporation from the date of this Agreement until his retirement from the Corporation; and

(b)	not retire from the Corporation prior to age 55.
For purposes of this Agreement, any termination of employment from the Corporation by the Executive on or after age 55 shall be deemed to be the Executive’s retirement from the Corporation.

3.	RETIREMENT DATES
(a)	Normal Retirement

Upon the Executive’s retirement from the Corporation at age 65, the Executive shall receive the supplemental retirement benefits as described in paragraph 4.

(b)	Early Retirement

If the Executive retires from the Corporation after attaining age 55, but prior to attainment of age 65, the Executive shall receive supplemental retirement benefits as described in paragraph 4, except that such supplemental retirement benefits shall be reduced by 5/12 of 1% for each month that the commencement date of the supplemental retirement benefit payments precedes the Executive’s attainment of age 62.

(c)	Postponed Retirement

If the Executive retires from the Corporation after attaining age 65, the Executive shall continue to accrue benefits under this Agreement until his actual retirement date and shall receive the supplemental retirement benefits as described in paragraph 4.

4.	AMOUNT OF SUPPLEMENT

The annual supplemental retirement benefit payable under this Agreement, if any, shall be calculated as follows:
(a)	5% of the Executive’s average 3 highest calendar years’ Earnings multiplied by

the Executive’s years (including partial years calculated to the last full month completed) of Continuous Service up to a maximum of 10 years

PLUS

(b)	2% of the Executive’s average 3 highest calendar years’ Earnings multiplied by

the Executive’s years (including partial years calculated to the last full month completed) of Continuous Service in excess of 25 years to a maximum of 10 additional years

MINUS

(c)	the annual retirement benefit which can be provided to the Executive under the Pension Plan on a life-only basis.
For purposes of calculating the offset amount under section (c) above, the Corporation shall determine an actuarial equivalent annuity offset representing the employer portion of benefits reasonably expected to be provided under the Pension Plan, based on reasonable actuarial equivalent factors. The exchange rate used to convert Canadian or U.S. dollars shall be the rate in effect at noon on the business day immediately preceding the Executive’s termination of employment.

5.	PAYMENT OF PENSION PLAN SUPPLEMENT FOLLOWING RETIREMENT
(a)	Form of Payment

The supplemental retirement benefits payable pursuant to paragraph 4 shall be paid to the Executive in the form of a single lump sum payment, calculated as of the first day of the month immediately following the Executive’s last day of employment. The lump sum payment shall reflect the present value of the life annuity benefit described in paragraph 4, and shall be calculated on the basis of reasonable actuarial factors as determined by the Corporation. The lump sum payment shall also include an “earnings adjustment,” as further described in section (b) below.

(b)	Timing of Payment

The lump sum payment described in section (a) above shall be paid to the Executive on the date that is six months following the date the Executive retires from the Corporation, or as soon as administratively possible thereafter. Should the Executive die after retirement, but prior to receiving payment, such lump sum payment shall be made to the Executive’s Spouse or other beneficiary designated by the Executive, or otherwise to the Executive’s estate.

The lump sum payment shall include an “earnings adjustment” to reflect the six-month delay described above. The appropriate earnings adjustment shall be determined by the Corporation, using the same interest rate as was used to calculate the unadjusted lump sum payment described in section (a) above.

6.	DEATH PRIOR TO RETIREMENT

Should the Executive die after attaining age 55 but prior to his retirement from the Corporation, the Executive’s Spouse (if any) shall receive a single lump sum payment. The lump sum payment shall reflect the present value of a survivor annuity, equal to the annual benefit the Spouse would have received had the Executive retired immediately prior to his death and elected a 60% survivor pension. The lump sum payment shall be calculated based on the methodology described in paragraph 5, and shall be payable on the first day of the month immediately following the Executive’s date of death.

The Executive shall not receive any benefits pursuant to this Agreement if he should die prior to attaining age 55.

7.	FUNDING
(a)	General

The Corporation will not be required to establish or contribute to a trust fund or other funding arrangement of any kind for the provision of the supplemental retirement benefit or any other payment which may become payable under this Agreement. Neither the Executive nor any other person shall acquire by reason of this Agreement any right in or title to any assets, funds or property of the Corporation. Any benefits which become payable hereunder shall be paid from the general assets of the Corporation. The Executive shall have only a contractual right to the amounts, if any, payable hereunder unsecured by any asset of the Corporation.

Nothing contained in this Agreement constitutes a guarantee by the Corporation that the assets of the Corporation shall be sufficient to pay any benefit to any person. Prior to 2005, the Corporation agreed to purchase a letter of credit from a financial institution to secure the benefits of the Executive. Effective as of January 1, 2005, no such letter of credit shall be in effect.

(b)	Establishment of Rabbi Trust

The Compensation Committee of the Board of the Corporation may, at its sole and absolute discretion, establish an irrevocable rabbi trust that is a grantor trust within the meaning of Internal Revenue Code sections 671-677 for the benefit of the Executive and beneficiaries of the Executive (as well as for other participants and beneficiaries in nonqualified plans and agreements sponsored by the Corporation). Such a trust shall have an independent trustee, selected by the Committee, who shall have fiduciary duty to carry out the terms and conditions of the Plan.

The provisions of subsections (c), (d), and (e) below shall apply only if the Committee exercises its discretion and establishes a rabbi trust.

(c)	Terms of Rabbi Trust

The assets of the rabbi trust shall be subject to the claims of general creditors in the event of a bankruptcy or insolvency under such terms that are specifically defined by the provisions of the rabbi trust and under a required procedure for notifying the trustee of any such bankruptcy or insolvency.

(d)	Funding
(i)	In General

Except as provided in paragraph (ii) below, at the sole and absolute discretion of the Committee, the Corporation shall contribute cash to the rabbi trust for the benefit of the Executive and his or her beneficiaries, as the Committee deems appropriate.

(ii)	Change in Control

If a Change in Control occurs, the rabbi trust shall be funded immediately with an amount equal to the actuarial equivalent of the benefits under the Agreement. The Corporation’s actuary shall determine the amount to be funded.

(e)	Distributions

Following a Change in Control, distributions of the Executive’s benefits shall be made from the rabbi trust directly to the Executive or the Executive’s beneficiary in accordance with section 5 or 6 (as the case may be).

To the extent any benefits provided under this Agreement are actually paid from the rabbi trust, the Corporation shall have no further obligation for the benefit to the extent so paid, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by the Corporation.
8.	SUCCESSORS AND ASSIGNS

This Agreement shall enure to the benefit of and be binding upon the Corporation and its assigns and upon the Executive and his heirs, executors, administrators, successors and assigns.

9.	WITHHOLDING TAX

The benefits payable pursuant to this Agreement shall be subject to such withholding tax as required by law.

10.	AMENDMENT

This Agreement may be amended at any time upon the written agreement of the Corporation and the Executive. This Agreement when duly signed by the Corporation and the Executive shall replace any prior Agreement dealing with Supplemental Executive Retirement Income.

11.	GOVERNING LAWS

This Agreement shall be governed by the laws applicable in the province of Saskatchewan.

IN WITNESS WHEREOF the Corporation has executed this Agreement by its duly authorized officers on its behalf and the Executive has executed this Agreement as of the date first above written.
Potash Corporation of Saskatchewan Inc.

/s/ John W. Estey
Executive

/s/ William Doyle
SIGNED SEALED AND DELIVERED in
the presence of:

Melody Elliott
Name of Witness

/s/ Melody Elliott
Signature of Witness